 Exhibit 99.1

Datawatch Reaches Agreement with Potrero Capital and Appoints Charles M. Gillman to the Board of Directors

BEDFORD, Mass., April 22, 2016 (GLOBE NEWSWIRE) -- Datawatch Corporation (NASDAQ-CM:DWCH) ("Datawatch") today announced it has reached an agreement with Potrero Capital Research LLC, together with its affiliates ("Potrero Capital").  Pursuant to the agreement, Datawatch agreed to add Mr. Charles Gillman, Executive Managing Director of the IDWR Multi-Family Office, to the Datawatch Board of Directors, effective immediately.  Mr. Gillman will fill a vacancy created by the resignation of Dr. Terry Potter who will step down due to other commitments.  Upon his appointment to the Board, Mr. Gillman will join the Corporate Governance and Nominating Committee and the Compensation and Stock Committee.

Richard de J. Osborne, Chairman of the Datawatch Board of Directors, said: "Datawatch believes the addition of Mr. Gillman will bring a fresh perspective and valuable experience to the board.  On behalf of my fellow directors, I also want to thank Terry Potter for his more than eighteen years of distinguished service to Datawatch."

Mr. Jack Ripsteen, Managing Member of Potrero Capital, said:  "We are pleased to have played a constructive role in helping refresh the Datawatch board. We are confident that the addition of Mr. Gillman to the company's board will allow Datawatch to effectively capitalize on available opportunities to drive significant shareholder value."

Mr. Gillman said, "I am excited to join the board of directors of Datawatch.  I look forward to working constructively with the board and management team in creating value for Datawatch shareholders."

Pursuant to the agreement, Potrero Capital has agreed to customary standstill provisions. The complete agreement between Datawatch and Potrero Capital will be included as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission.

Datawatch retained Cadwalader, Wickersham & Taft LLP as legal adviser in connection with the agreement.  Olshan Frome Wolosky LLP served as legal adviser to Potrero Capital.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH) enables ordinary users to deliver extraordinary results with all their data.  Only Datawatch can unlock data from the widest variety of sources and prepare it for use with visualization tools or other business processes.  When real-time visibility to rapidly changing data is critical, Datawatch enables you to visualize streaming data for the most demanding business environments such as capital markets. Organizations of every size worldwide use Datawatch products including 93 of the Fortune 100. Datawatch is headquartered in Bedford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, and Manila, and with partners and customers in more than 100 countries worldwide.  See how Datawatch can help you by downloading a free version at www.datawatch.com.

ABOUT POTRERO

Potrero Capital Research, LLC is an investment firm headquartered in San Francisco, CA focused on small-cap equity securities.

ABOUT CHARLES GILLMAN

Charles M. Gillman is the Executive Managing Director of the IDWR Multi-Family Office ("IDWR"), a multi-family investment firm.  IDWR employs a team of analysts with expertise in finding publicly traded companies that require operational enhancement and an improvement in corporate capital allocation. From June 2001 to June 2013, Mr. Gillman was a portfolio manager of certain family office investment portfolios at Nadel and Gussman, LLC.  Prior to his employment at Nadel and Gussman, Mr. Gillman worked in the investment industry and as a strategic management consultant at McKinsey & Company.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch's dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch's concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch's sales returns reserve; risks associated with a subscription sales model; Datawatch's dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch's technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2015 and its Form 10-Q for the quarter ended December 31, 2015.

© 2016 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

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Datawatch Corporation

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